Exhibit 99.1
PRIME HEALTCARE SERVICES INC.
BALANCE SHEET
As of March 31, 2010

Prime
Total
ASSETS:

Cash and Equivalents	$76,365,323

Accounts Receivable	$938,218,613
Allowance for Bad Debt	(81,891,022)
Allowance for Contractuals & Oth Adj	(662,476,061)

Patient Accounts Receivable	$193,851,530

Other Receivables	$4,755,497
Inventories	5,441,904
Other Current Assets	3,990,071
Current Portion of Long-Term Notes Receivable	(0)
Prepaid Insurance	53,423,354
Other Pre-Paid Expenses	5,439,772

Total Current Assets	$343,267,451

Land and Improvements	$38,515,973
Buildings and Improvements	66,506,814
Leaseholds	13,309,597
Equipment	154,196,709
Construction-In-Progress	11,059,621

Property and Equipment	$283,588,713

Less: Accumulated Depreciation	(76,151,285)

Net Property and Equipment	$207,437,429

Investments in Property Plant & Equipment	$11,813,481
Less: Accumulated Depreciation	0

Net Investments in Property, Plant & Equip	$11,813,481

Long-term notes	$0
Net goodwill	13,707,802
Other intangible assets	0

Total Long-Term Assets	$232,958,711

TOTAL ASSETS	$576,226,163

LIABILITIES:
Accounts Payable	$40,323,930
Notes Payable	0
Capital Leases	5,833,621
Accrued Payroll	14,579,798
Accrued PTO	24,812,740
Accrued Payroll Taxes	6,210,627
IBNR	5,208,029
Other Accrued Expenses	2,310,499
Third-Party Settlements	(7,888,358)
Lines of Credit & Other Short-Term Debt	17,297,377
Current Portion of Long-Term Debt	1,189,267
Other Liabilities	3,642,961

Total Current Liabilities	$113,520,492

Mortgages and Long-Term Notes Payable	$213,517,237

Total Intracompany	$(3,324,017)

Deferred Credits	$6,537,716
Deferred Taxes	0
Other Long-Term Liabilities	16,291,258

Total Long-Term Liabilities	$233,022,194

TOTAL LIABILITIES	$346,542,686

EQUITY:
Common Stock	$2,130,000
Additional Paid-in Capital	13,027,889
Other Equity	0
Retained Earnings PY	159,210,350
Distributions	0
Net Income	22,713,898
Non — Controlling Interest	32,601,341

TOTAL EQUITY	$229,683,478

TOTAL LIABILITIES AND EQUITY	$576,226,163

PRIME HEALTHCARE SERVICES INC.
CONSOLIDATED INCOME STATEMENT
YEAR TO DATE MARCH 31, 2010

	Qtr 1 - March 31, 2010	Qtr 1 - March 31, 2009
REVENUE
NET PATIENT REVENUE	$367,540,580	$400,410,830
CAPITATION REVENUE	5,999,452	5,522,210
OTHER REVENUE	2,278,136	3,423,580

TOTAL OPERATING REVENUE	375,818,168	409,356,620

OPERATING EXPENSES

COMPENSATION AND EMPLOYEE BENEFITS	136,986,436	149,353,064
PROVISION FOR DOUBTFUL ACCOUNTS	80,083,895	129,880,817
GENERAL AND ADMINISTRATIVE	29,912,355	41,758,368
SUPPLIES	33,171,756	34,376,926
PROFESSIONAL SERVICES	26,627,302	8,231,922
DEPRECIATION / AMORTIZATION	7,129,389	5,486,707
MEDICAL CLAIMS	80,498	1,524,379

TOTAL OPERATING EXPENSES	313,991,631	370,612,182

NET OPERATING INCOME (LOSS)	61,826,537	38,744,437

INTEREST	6,331,298	5,797,567
INCOME TAX EXPENSE	180,000	713,320

Income Before Allocation to Non-Controlling	55,315,239	32,233,551
Interest

Allocation of Income to Non-Controlling	(32,601,341)	(18,095,803)
Interest

NET INCOME (LOSS)	22,713,898	14,137,748

PRIME HEALTHCARE SERVICES INC.
CONSOLIDATED CASH FLOWS STATEMENT
YTD FOR THE PERIOD ENDED 3/31/10

	March YTD 2009	March YTD 2010
	Prime	Prime
	Total	Total
Cash Flows from Operating Activities:

Change in Net Income	$32,233,550	$55,315,239

Adj from Operating Activities:
Depreciation and Amortization	$5,489,229	$6,919,460
Other Deferred Income/Expense	(799,304)	218,983

(Increase)/Decrease in Assets:
Patient Accounts Receivable	$(25,964,396)	$(3,908,689)
Supplies Inventory	(463,193)	(292,514)
Pre-Paid Expenses & Oth Current Assets	3,326,089	4,750,967
Other Receivables	460,148	(42,807)
Long-Term Receivables	726,669	0

Increase/(Decrease) in Liabilities:
Accounts and Notes Payable	$(5,667,725)	$(7,322,217)
Accrued Payroll Costs	(7,079,419)	7,891,081
IBNR	(1,071,166)	(186,298)
Other Accrued Liabilities	2,663,118	(111,495)
Estimated 3rd Party Settlements	3,217,702	(1,131,460)

Net Cash From (For) Operating Activities	$7,071,304	$62,100,249

Cash Flows from Investing Activities:
Capital Expenditures	$(6,327,459)	$(8,864,506)
Payments to Acquire Other Assets	0	13,889

Net Cash From (For) Investing Activities	$(6,327,459)	$(8,850,617)

Cash Flows from Financing Activities:
Funds Provided (to) from Intercompany	$5,571,607	$(16,365,882)
Funds Provided (to) from Related Party	(10,120,670)	13,850,587
Borrow (Re-Payment) of Debt	(8,604,084)	(18,901,882)
Capital Lease Obligations (Re-Payment)	1,627,529	(1,470,595)
Parent Contributions / (Distributions)	(9,750,001)	(0)
Payments for Acquisition	0	0

Net Cash From (For) Financing Activities	$(21,275,620)	$(22,887,772)

Net Change in Cash and Cash Equivalents	$(20,531,775)	$30,361,860

Beginning Cash Balance	$44,876,687	$46,003,463

Ending Cash Balance	$24,344,912	$76,365,323